EXHIBIT 10.1
EXECUTIVE SEPARATION AND TRANSITION AGREEMENT

This Executive Separation and Transition Agreement (“Agreement”) is made and entered into as of October 14, 2022 (the “Effective Date”), by and among Tiptree Inc., a Maryland corporation (the “Company” or “Tiptree”), and Sandra Bell, an individual (“Executive”). This Agreement sets forth the agreement reached concerning the remainder of Executive’s employment as Chief Financial Officer, and Executive’s separation of employment effective as of the later of March 31, 2023 or the date that Tiptree’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 is filed with the U.S. Securities and Exchange Commission (the “SEC”) (the “Transition Date”). The period beginning on the Effective Date and concluding on the Transition Date is hereinafter referred to as the “Transition Period.” During the Transition Period, Executive will continue to receive Executive’s base salary of $450,000 per annum, payable at the rate in effect as of the date hereof, and to participate in all employee benefit plans of the Company and to continue to vest in the Company’s equity grants made to her in accordance with the terms of those plans and applicable agreements. During the Transition Period, Executive will continue to serve as Chief Financial Officer reporting to the Executive Committee, will perform duties as may be reasonably assigned to Executive from time to time by Tiptree, and will assist with the transition of Executive’s duties and responsibilities to any Tiptree designees. Executive will continue to devote Executive’s best professional efforts to Tiptree in a manner reasonably consistent with her prior practice, and to abide by all Tiptree policies and procedures as in effect from time to time. In consideration for executing and re-executing (and not revoking) this Agreement and in exchange for the promises, covenants and waivers set forth herein, Tiptree and Executive agree as follows:
1.Final Compensation; Bonus.
a.Executive will receive, on or before the next regular payday following the Transition Date, pay for all work Executive performed for Tiptree through the Transition Date, to the extent not previously paid and shall receive the Accrued Amounts (as defined below in Section 3).
b.Executive shall be eligible to receive an annual bonus in respect of the fiscal year ending December 31, 2022, paid in cash, in an amount determined by the Compensation, Nominating and Governance Committee of the Board of Directors (the “CNG”) based on the Company’s achievement of specific annual corporate performance objectives determined by the CNG (each an “Annual Bonus”) and payable at the same time that the Company makes annual bonus payments to its other senior executives; provided, however, that Executive’s Annual Bonus for the fiscal year ending December 31, 2022 shall be equal to no less than $1,020,000 (Executive’s total Annual Bonus (including the grant date value of the portion paid in equity) for the fiscal year ended December 31, 2021.
c.The Executive hereby acknowledges and agrees that the Annual Bonus and all other payments of incentive-based compensation payable to the Executive by the Company (whether under this Agreement or otherwise) shall be subject to any applicable clawback or recoupment policy of the Company, as such policy may be amended and in effect from time to time, and shall be subject to recoupment as otherwise required by applicable law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Securities Exchange Act of 1934, as amended.

2.Separation Payment.
Provided that the Transition Period has not been terminated early pursuant to Section 3 hereof, and in consideration for and conditioned upon the First Execution and the Second Execution (and Executive’s non-revocation thereof):
a.Executive shall be paid a lump sum cash payment equal to the sum of (x) Executive’s then-current base salary of no less than $450,000 and (y) the Annual Bonus for the fiscal year ending December 31, 2022 of no less than $1,020,000, which shall be payable within sixty (60) days following the Transition Date.
b.All of Executive’s then-unvested equity shall be subject to the terms and conditions as set forth in the award agreements evidencing such awards, as if Executive’s employment has been terminated by the Company without cause; provided that the restriction on Competition (as defined therein) shall not apply.
c.If Executive is enrolled in Tiptree’s group medical, dental and/or vision plans on the Transition Date, Executive may elect to continue Executive’s participation and that of Executive’s eligible dependents in those plans for a period of time pursuant to the federal law known as “COBRA” or similar applicable state law (together, “COBRA”). Executive may make such an election whether or not Executive accepts this Agreement. However, if Executive accepts this Agreement and Executive timely elects to continue Executive’s participation and that of Executive’s eligible dependents under COBRA, Tiptree will pay Executive’s portion of Executive’s monthly premiums that is above the rate paid by active Tiptree employees (the “Monthly Premium Reimbursement”), until the earlier of (i) eighteen (18) months or (ii) the date Executive becomes eligible for coverage with a subsequent employer. In the event that Executive elects to waive COBRA coverage and enrolls in Medicare supplemental coverage or individual market coverage or elects a combination thereof (whether individually or through her LLC), Tiptree shall pay an amount not to exceed the Monthly Premium Reimbursement toward the cost of premiums for such coverage.
d.For the avoidance of any doubt, Executive or her estate shall be entitled to the payments and benefits set forth in this Section 2 if her employment ends as a result of her death or Disability (as defined in the Employment Agreement) or if the Company materially breaches this Agreement and such breach has not been cured within 30 days of written notice provided by Executive to the Company within 90 days of the occurrence of such breach and provided that Executive terminates her employment within 60 days of the expiration of such cure period.
3.Early Termination of the Transition Period. The Transition Period may be terminated prior to the date that is the later of March 31, 2023 or the date Tiptree’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 is filed with the SEC (a) by the Company for Cause or (b) by the Executive for any reason upon ten (10) business days’ written notice. In addition, the Transition Period shall automatically terminate upon Executive’s commencement of employment or other full-time service for compensation with any other person or entity (and Executive shall notify the Company in writing promptly following accepting any such employment or full-time service). For the sake of clarity, the Executive may continue to serve on the Board of Directors of Chimera Investment Corporation. If the Transition Period is terminated early for any of the reasons set forth in this Section 3, then Executive’s equity awards shall stop vesting upon such termination and shall be forfeited to the extent unvested and Executive shall only be entitled to receive (i) Executive’s earned but unpaid base salary up through the date of termination; (ii) any unreimbursed business expenses properly and reasonably incurred prior to the date of termination (so long as the applicable documentation and/or substantiation of such business expenses is submitted by Executive to the Company within thirty (30) days after the date of termination); and (iii) any rights or benefits to which Executive is entitled under the terms of any employee benefit plan, program, or arrangement (subject to the terms of such plans, including the timing of payments or reimbursements provided therein) (collectively, the “Accrued Amounts”).
For purposes of this Agreement, the phrase for “Cause” shall mean only the occurrence of any of the following events or actions:
a.Executive’s indictment for, conviction of, or entrance of a plea of guilty or nolo contendere to, a felony under federal or state law;
b.Executive’s violation of the Company’s policies and procedures (to the extent such policies or procedures are not inconsistent with applicable law), which has a materially adverse effect on the business or reputation of the Company, which, if curable, is not cured by Executive within thirty (30) calendar days after written notice to Executive of same;
c.fraudulent conduct by Executive in connection with the business affairs of the Company which has an adverse effect on the business or reputation of the Company, which, if curable, is not cured by Executive within ten (10) business days after written notice to Executive of same;
d.theft, embezzlement, or criminal misappropriation of Company funds by Executive which has an adverse effect on the business or reputation of the Company, which, if curable, is not cured by Executive within ten (10) business days after written notice to Executive of same;
e.Executive’s misconduct, which has, or would have if generally known, a materially adverse effect on the business or reputation of the Company, which, if curable, is not cured by Executive within ten (10) business days after written notice to Executive of same; or
f.Executive’s material breach of the performance of Executive’s duties under Section 1 of this Agreement, which, if curable, is not cured by Executive within thirty (30) calendar days after written notice to Executive of same.
4.Confidentiality. In consideration of this Agreement, Executive covenants as follows:
a.During and following Executive’s employment with the Company, Executive shall hold in confidence and shall not, directly or indirectly, communicate, divulge, or disclose to any person (other than in the regular course of the Company’s business) or use for Executive’s or any other person’s benefit, except with the specific prior written consent of the Company or except as otherwise expressly permitted by the terms of this Agreement, Confidential Information (as defined below) of the Company.
b.Any trade secrets of the Company shall be entitled to all of the protections and benefits under any applicable law. If any information that the Company deems to be a trade secret is found by a court or tribunal of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information shall, nevertheless, be considered Confidential Information for purposes of this Agreement. Executive hereby waives any requirement that the Company submit proof of the economic value of any trade secret or post a bond or other security.

c.None of the foregoing obligations and restrictions regarding Confidential Information applies to the disclosure and/or use of Confidential Information:
1.which may be required or necessary in connection with the good faith performance of Executive’s work as an employee of the Company;
2.when Executive is required to divulge such Confidential Information by a court of law, by any governmental agency having supervisory authority over the business of the Company, or by any administrative or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose, or make accessible such information; provided, that, Executive recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized and agrees that all pleadings, documents, testimony, and records relating to any such adjudication shall be maintained in secrecy and shall be available for inspection by the Company, Executive, and their respective attorneys and experts, who shall agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing;
3.when otherwise Confidential Information becomes generally known to the public or trade without Executive’s violation of this Section 5; or
4.when Executive divulges Confidential Information to Executive’s spouse, attorney, and/or her personal tax and financial advisors as reasonably necessary or appropriate to advance Executive’s tax planning (each an “Exempt Person”), so long as each such Exempt Person agrees not to disclose or use any trade secrets or proprietary or Confidential Information of the Company.

d.Executive recognizes that, as between the Company and Executive, any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the “Proprietary Items”), whether or not developed by Executive, are the exclusive property of the Company. Upon termination of Executive’s employment under this Agreement by either party, or upon the reasonable request of the Company during the Employment Period, Executive will return to the Company all of the Proprietary Items in Executive’s possession or subject to Executive’s control, and Executive shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.
e.Executive cannot be held criminally or civilly liable under any federal, provincial or state law (including trade secret laws) for disclosing a trade secret or confidential information (i) in confidence to a federal, state, provincial or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed under seal in a lawsuit or other proceeding. Notwithstanding this immunity from liability, Executive may be held liable if Executive unlawfully accesses trade secrets or confidential information by unauthorized means. Nothing in this Agreement (i) limits, restricts or in any other way affects Executive’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity or (ii) requires Executive to notify the Company about such communication.
f.For purposes of this Agreement, “Confidential Information” includes any and all data and information of, or relating to, the business or affairs of the Company, its affiliates, and/or their respective directors, officers, employees, investors, customers, or clients, including, without limitation, the following (whether written or unwritten): trade secrets, inventions, proposals, product development, marketing, risk management, business and trading strategies, projections, strategic planning, licensing arrangements, customers, clients, investors, financial information, information pertaining to the Company’s marketing techniques, business plans, methods of doing business, operations, customer and vendor identities and agreements, any and all customer/client lists, prospective customer/client lists and any other information not generally known among the public in general and the Company’s competitors in the financial services and real estate holding company industry; provided, however that Confidential Information does not include information that was known by Executive prior to Executive’s employment with the Company or her general skills and knowledge.
5.Non-Solicitation of Employees. Whether on Executive’s own behalf or on behalf of any other person or entity, Executive shall not, at any time during employment with the Company (including the Transition Period) and for a period of one (1) year following the Transition Date (the “Non-Solicit Period”) directly or indirectly solicit, hire, recruit, encourage, induce, or attempt to induce any employee of the Company to terminate his or her employment with the Company, or otherwise directly or indirectly employ or engage such person as an employee, independent contractor, consultant, or otherwise; provided, however that this prohibition on solicitation shall not restrict general soliciting activity not specifically targeted at the Company (including the placement of general advertisements or the engagement of search firms that are not instructed to target the Company).
6.Non-Disparagement.
a.Executive agrees that Executive will not, during employment with the Company (including the Transition Period) and at any time thereafter, publish or communicate to any person or entity any Disparaging (as defined below) remarks, comments or statements concerning any of the Company, its subsidiaries and affiliates, and their respective present, former and future members, partners, directors, officers, shareholders, employees, agents, attorneys, successors and assigns. “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged. Notwithstanding the foregoing, nothing in this Agreement shall be construed to preclude truthful disclosures in response to lawful process as required by applicable law, regulation, or order or directive of a court, governmental agency or regulatory organization.
b.The Company agrees that it shall direct its members, partners, directors and officers to not, during the duration of Executive’s employment with the Company and at any time thereafter, publish or communicate to any person or entity any comments or statements that impugn the character, honesty, integrity or morality or business acumen or abilities of Executive. Notwithstanding the foregoing, nothing in this Agreement shall be construed to preclude truthful disclosures in response to lawful process as required by applicable law, regulation, or order or directive of a court, governmental agency or regulatory organization.
7.Release of Claims. In consideration of the payment and benefits described above, to which Executive would not otherwise be entitled, and for other good and valuable consideration, Executive hereby releases and forever discharges Tiptree, and each of its past, present and future parents, subsidiaries, and affiliates, and each of its and their past, present and future owners, members, partners, officers, directors, employees, independent contractors, agents, affiliates, parents, subsidiaries, divisions, insurers, attorneys, predecessors, employee benefit plans, purchasers, assigns, representatives, successors and successors in interest (collectively, the “Released Parties”) from all debts, liabilities, obligations, promises, covenants, agreements, contracts, endorsements, bonds, controversies, suits, actions, causes of action, judgments, damages, expenses, rights, compensation, claims or demands, of any nature whatsoever in law or in equity, which Executive ever had, now has, or which may arise in the future, whether known or unknown, suspected or unsuspected, or claimed (collectively, the “Claims”) against any Released Parties which Executive or any of Executive’s heirs, executors, administrators or assigns, may have, including but not limited to, and Claims (i) arising on or before the date of Executive’s execution or re-execution of this Agreement (as applicable), (ii) regarding Executive’s employment at or termination of employment from any of the Released Parties, (iii) regarding any contract (express or implied) or agreement and/or any awards, policies, plans, programs or practices of the Released Parties that may apply to Executive, (iv) for equitable relief or recovery of punitive, compensatory, or other damages or monies (including claims as to taxes), attorneys’ fees, any tort, and (v) regarding Executive’s status as an employee of any of the Released Parties, including, but not limited to, alleged discrimination or retaliation based upon factors such as age, race, color, sex, sexual orientation, marital status, religion, national origin, handicap, disability, genetic information or any other protected categories, including any Claim, asserted or unasserted, which could arise under Title VII of the Civil Rights Act of 1964; the Equal Pay Act of 1963; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act of 1990; the Americans With Disabilities Act of 1990; the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Genetic Information Nondiscrimination Act of 2008; the Family and Medical Leave Act of 1993; the Employee Retirement Income Security Act of 1974; the Civil Rights Act of 1991; the Worker Adjustment and Retraining Notification (“WARN”) Act of 1988; the Families First Coronavirus Response Act; the Coronavirus Aid, Relief, and Economic Security (CARES) Act; the New York State WARN Act; the New York State Human Rights Law; the New York City Human Rights Law; the New York City Earned Safe and Sick Time Act; the New York State Labor Law; and any other federal, state or local laws, rules or regulations, or ordinances whether equal employment opportunity laws, rules or regulations or otherwise, or any right under any Released Parties’ pension, welfare, or stock plans. Executive affirms that Executive has not raised any concerns relating to harassment, discrimination, or retaliation. This Agreement may not be cited as, and does not constitute any admission by the Release Parties of, any wrongdoing or any violation of any such law or legal obligation.
8.Employee Rights. Nothing in this Agreement, including, but not limited to, any sections pertaining to confidentiality and non-disclosure, a release of claims, or non-disparagement, shall prohibit or restrict Executive (or Executive’s attorney) from (i) filing a charge, testifying, assisting, complying with a subpoena from, or participating in any manner in an investigation, hearing or proceeding; responding to any inquiry; or otherwise communicating with a criminal or civil law enforcement agency or any administrative or regulatory (including any self-regulatory) agency or authority, including, but not limited to, the Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority (“FINRA”), the Commodity Futures Trading Commission (“CFTC”), the Consumer Financial Protection Bureau (“CFPB”), the Occupational Safety and Health Administration (“OSHA”), the Department of Justice (“DOJ”), the U.S. Congress, any agency Inspector General, the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the New York State Division of Human Rights (“NYSDHR”), the New York City Commission on Human Rights (“NYCCHR”), or any other state or local commission on human rights or agency enforcing anti-discrimination laws, or (ii) speaking with an attorney retained by Executive. To the extent any lawsuits, arbitrations, claims, charges or complaints are filed against any Released Party in any administrative, judicial, arbitral or other forum, including any charges or complaints against any Released Party with any international, federal, state or local agency by a third party or otherwise, Executive expressly waives any claim to any form of monetary or other damages, or any other form of recovery or relief in connection with any such proceeding. Pursuant to the Defend Trade Secrets Act of 2016, Executive may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding; provided, however, that notwithstanding this immunity from liability, Executive may be held liable if Executive unlawfully access trade secrets by unauthorized means.
9.Nothing Owed. Executive represents, warrants and acknowledges that Tiptree owes Executive no wages, commissions, bonuses, sick pay, personal leave pay, severance pay, vacation pay or other compensation or benefits or payments or form of remuneration of any kind or nature, other than that specifically provided for in this Agreement. All payments made by Tiptree under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Tiptree under applicable law and all other lawful deductions authorized by Executive.
10.Company Property. Executive hereby confirms that upon the Transition Date Executive will deliver to Tiptree and retain no copies of any written materials, records and documents (including those that are electronically stored) made by Executive or coming into Executive’s possession during the course of Executive’s employment with Tiptree which contain or refer to any such proprietary or confidential information. Executive further confirms that upon the Transition Date Executive will deliver to Tiptree any and all property and equipment of Tiptree, including laptop computers, smartphones, telephones and telephone-related equipment, credit cards, identification cards, and keys, etc., which may have been in Executive’s possession. Recognizing that Executive’s employment with the Company will terminate as of the Transition Date, Executive agrees that Executive will not, following the Transition Date, for any purpose, attempt to access or use any computer or computer network or system of the Company or any of its affiliates, including without limitation the electronic mail system. Further, Executive agrees to disclose to the Company, on or before the Transition Date, any and all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, all information which Executive has password-protected on any computer equipment, network or system of the Company or any of its affiliates.
11.Cooperation. Executive agrees to reasonably respond to any questions from Tiptree regarding transition issues and Executive acknowledges and agrees that Executive will following the Transition Date reasonably cooperate with the Company and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during Executive’s employment with due regard to her professional and personal commitments. For the avoidance of doubt, Executive shall continue to be indemnified (and advanced legal fees and costs) and covered by applicable D&O or similar liability insurance for her acts or omissions during her employment (including, without limitation, the Transition Period) to the maximum extent permitted by law, the Company’s organizational documents and the Indemnification Agreement dated June 12, 2015 (the “Indemnification Agreement”).
12.No Cooperation with Non-Governmental Third Parties. Executive agrees that, to the maximum extent permitted by law, Executive will not encourage or voluntarily assist or aid in any way any non-governmental attorneys or their clients or individuals acting on their own behalf in making or filing any lawsuits, complaints, or other proceedings against Tiptree or any of its affiliates, and represents that Executive has not previously engaged in any such conduct.
13.Tax Matters. Tiptree may deduct or withhold from any compensation or benefits any applicable federal, state or local tax or employment withholdings or deductions resulting from any payments or benefits provided under this Agreement. In addition, it is Tiptree’s intention that all payments or benefits provided under this Agreement to be exempt from or in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation the six month delay for payments of deferred compensation to “key employees” upon separation from service pursuant to Section 409A(a)(2)(B)(i) of the Code (if applicable), and this Agreement shall be interpreted, administered and operated accordingly. If under this Agreement an amount is to be paid in installments, each installment shall be treated as a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii). Notwithstanding anything to the contrary herein, Tiptree does not guarantee the tax treatment of any payments or benefits under this Agreement, including without limitation under the Code, federal, state, local or foreign tax laws and regulations. In no event may you, directly or indirectly, designate the calendar year of any payment under this Agreement. In the event the period in which Executive may execute this Agreement and the period of payment referenced in Section 2 of this Agreement ends in the taxable year following Executive’s termination of employment, any severance payment or deferred compensation payment shall be paid or commence in such subsequent taxable year if required under Section 409A of the Code.
14.Entire Agreement. This Agreement together with the equity agreements (as modified herein), and the Indemnification Agreement constitute the entire agreement between Tiptree and Executive, and supersedes and cancels all prior and contemporaneous written and oral agreements between Tiptree and Executive, including the Executive Employment Agreement between the Company and the Executive dated February 1, 2018 (except to the extent specifically incorporated herein). Executive affirms that, in entering into this Agreement, Executive is not relying upon any oral or written promise or statement made by anyone at any time on behalf of Tiptree.
15.Binding Nature. This Agreement is binding upon Executive and Executive’s successors, assigns, heirs, executors, administrators and legal representatives. This Agreement shall not be modified except in writing signed by Executive and an authorized representative of the Tiptree.
16.Severability. If any of the provisions, terms or clauses of this Agreement is declared illegal, unenforceable or ineffective in a legal forum, those provisions, terms and clauses shall be deemed severable, such that all other provisions, terms and clauses of this Agreement shall remain valid and binding upon both parties. Section headings are inserted for convenience only and shall not be impact the meaning or construction of this Agreement.

17.ADEA Waiver and Review Period. Without detracting in any respect from any other provision of this Agreement:
a.Executive, in consideration of the payment and benefits provided to Executive as described in Sections 1 and 2 of this Agreement, agrees and acknowledges that this Agreement constitutes a knowing and voluntary waiver of all rights or claims Executive has or may have against the Released Parties as set forth herein, including, but not limited to, all rights or claims arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), including, but not limited to, all claims of age discrimination in employment and all claims of retaliation in violation of the ADEA. Executive further agrees and acknowledges that Executive has no physical or mental impairment of any kind that has interfered with Executive’s ability to read and understand the meaning of this Agreement or its terms, and that Executive is not acting under the influence of any medication or mind-altering chemical of any type in entering into this Agreement.
b.Executive understands that, by entering into this Agreement, Executive does not waive rights or claims that may arise after the date of the execution or re-execution of this Agreement (as applicable), including without limitation any rights or claims that Executive may have to secure enforcement of the terms and conditions of this Agreement.
c.Executive agrees and acknowledges that the consideration provided to Executive under this Agreement is in addition to anything of value to which Executive is already entitled.
d.Tiptree hereby advises Executive to consult with an attorney prior to executing this Agreement.
e.Executive acknowledges that Executive was informed that Executive had at least twenty-one (21) days in which to review and consider this Agreement and to consult with an attorney regarding the terms and effect of this Agreement and acknowledges that Executive received this Agreement on October 14, 2022. Executive may revoke this Agreement within seven (7) days from the date Executive signs this Agreement, in which case this Agreement shall be null and void and of no force or effect on either Tiptree or Executive. Any revocation must be in writing and received by Tiptree before the end of the seventh day after this Agreement is executed by Executive. Such revocation must be sent to the undersigned at Tiptree. If no such revocation occurs, this Agreement will become fully binding, enforceable, and irrevocable on the eighth (8th) day after Employee executes this Agreement.
f.Executive and Tiptree agree that any changes to this Agreement, material or otherwise, do not re-start the running of the original 21-day period.
18.Two Executions.
a.Executive understands that Executive is being asked to sign this Agreement two times. Executive must sign this Agreement within twenty-one (21) days of the Effective Date (the “First Execution”). After Executive signs (and does not revoke) the First Execution, Executive shall become eligible for continued employment and the payments and benefits as described in Section 2 above.
b.Executive is being asked to sign this Agreement a second time (the “Second Execution”) on the Transition Date (and not before). After Executive signs (and does not revoke) the Second Execution, Executive shall become eligible for the additional payments described in Section 2 above.
c.Executive acknowledges that Executive has been provided with at least 21 days to review this Agreement prior to being required to sign the Second Execution. Executive may revoke the Second Execution of this Agreement within seven (7) days from the date Executive signs this Agreement the second time, in which case this Agreement shall be null and void and of no force or effect on either Tiptree or Executive. Any revocation must be in writing and received by Tiptree before the end of the seventh day after this Agreement is executed by Executive. Such revocation must be sent to the undersigned at Tiptree. For avoidance of doubt, any revocation of the Second Execution shall in no way impact or invalidate the release of claims effectuated by the First Execution.
19.Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. An originally executed version of this Agreement that is scanned as an image file (e.g., Adobe PDF, TIF, etc.) and then delivered by one party to the other party via electronic mail or that is delivered via facsimile as evidence of signature, shall, for all purposes hereof, be deemed an original signature.
20.Choice of Law and Jurisdiction. This Agreement will be governed by the laws of the State of New York without regard to conflict of laws principles, and Executive and the Company consent to personal jurisdiction in the state and federal courts of the State of New York in any proceeding concerning this Agreement. In the event that either party files, and is allowed by the courts to prosecute, a court action against the other, the parties in such action agree not to request, and hereby waive, any right to a trial by jury. Notwithstanding the foregoing, Executive and the Company agree that, prior to submitting a dispute under this Agreement to the courts, the parties shall submit, for a period of sixty (60) days, to voluntary mediation before a jointly selected neutral third party mediator under the auspices of JAMS, New York City, New York, Resolution Center (or any successor location), pursuant to the procedures of JAMS International Mediation Rules conducted in the State of New York. However, such mediation or obligation to mediate shall not suspend or otherwise delay any termination or other action of the Company or affect any other right of the Company, including the right to seek immediate injunctive relief under this Agreement.
EXECUTIVE EXPRESSLY ACKNOWLEDGES, REPRESENTS AND WARRANTS THAT EXECUTIVE HAS READ THIS AGREEMENT CAREFULLY; THAT EXECUTIVE FULLY UNDERSTANDS THE TERMS, CONDITIONS AND SIGNIFICANCE OF THIS AGREEMENT; THAT EXECUTIVE HAS HAD A FULL OPPORTUNITY TO REVIEW THIS AGREEMENT WITH AN ATTORNEY; THAT EXECUTIVE UNDERSTANDS THAT THIS AGREEMENT HAS BINDING LEGAL EFFECT; AND THAT EXECUTIVE HAS EXECUTED THIS AGREEMENT FREELY, KNOWINGLY AND VOLUNTARILY.

PLEASE READ CAREFULLY. THIS AGREEMENT HAS IMPORTANT LEGAL CONSEQUENCES.

First Execution

Date: 10/14/2022	/s/Sandra Bell
Sandra Bell

Second Execution

Date:	________________________
Sandra Bell

Tiptree Inc.
Date: 10/16/2022	By: /s/Jonathan Ilany
Name: Jonathan Ilany
Title: Chief Executive Officer

Executive must sign and return this Agreement to Tiptree as follows:
First Execution: no later than November 5, 2022.
Second Execution: on the Transition Date.
If Executive does not meet these execution deadlines, Executive will irrevocably lose the opportunity to receive the consideration detailed herein. Executive received this Agreement on October 14, 2022.